Exhibit 99.1

UVE REPORTS THIRD-QUARTER 2013

NET INCOME GROWTH OF 75 PERCENT AND EARNINGS PER

SHARE GROWTH OF 100 PERCENT

Fort Lauderdale, Fla., November 4, 2013 - Universal Insurance Holdings, Inc. (Company) (NYSE MKT: UVE) reported net income of $14.4 million, or $0.40 per diluted share, for the third quarter of 2013, compared to net income of $8.3 million, or $0.20 per diluted share, for the same period in 2012.

Third-Quarter 2013 Highlights

•	Best third-quarter net income and earnings per share (EPS) in Company history.
•	Net income and EPS grew 75 percent and 100 percent, respectively, compared to Q3 2012.
•	Net earned premiums grew nearly 16 percent versus Q3 2012.
•	Losses and loss adjustment expenses declined by nearly 22 percent versus Q3 2012.
•	Repurchased 591,333 shares of common stock during Q3 2013 at a discount to then-current market price.

Chairman, President and CEO Sean Downes commented, “Our efforts to improve rate adequacy, streamline claims handling, and reduce reinsurance costs, while also managing our risks, collectively contributed to substantially improved underwriting margins during the quarter. In turn, this improvement contributed to our best third-quarter net income in Company history. In addition, third-quarter EPS, partially reflecting our share repurchases, was the best in Company history for the quarter. We are proud of these results, as they reflect the continued execution of our business plan, and our commitment to achieving our strategic objectives.”

Third-Quarter 2013 Results

Comparing the third quarter of 2013 to the third quarter of 2012, net income improved $6.2 million, or $0.20 per diluted share, reflecting an improvement in underwriting income, partially offset by the absence of net trading portfolio gains that were generated during the third quarter of 2012. Additionally, third-quarter 2013 EPS benefited from lower outstanding shares related to the share repurchases made by the Company during the first nine months of 2013.

Net earned premiums grew $9.4 million, or 15.8 percent, in the third quarter of 2013 compared to the same quarter in 2012, primarily as a result of increases in premium rates over the past 24 months, and partly attributable to lower reinsurance costs effective with the 2013-2014 reinsurance program.

Third-quarter 2013 operating costs decreased 12.1 percent compared to the same quarter last year, as losses and loss adjustment expenses decreased $8.0 million, or 21.9 percent, primarily attributable to an improvement in the adjustments made in the current years related to prior accident years. The decrease in operating costs was partially mitigated by nominally higher general and administrative expenses, which increased $0.7 million, or 2.7 percent.

First Nine-Month 2013 Results

For the first nine months of 2013, the Company’s net income and diluted earnings per share grew 67.5 percent and 76.6 percent, respectively, compared to the same period of 2012.

Net premiums earned increased 22.8 percent for the first nine months of 2013 compared to the same period of 2012, primarily as a result of increases in premium rates over the past 24 months, a reduction in the quota-share cession rate from 50 percent for the 2011-2012 reinsurance program to 45 percent for the 2012-2013 and 2013-2014 reinsurance programs, and lower reinsurance costs effective with the 2013-2014 reinsurance program.

Share Repurchases

During the third quarter of 2013, the Company repurchased 591,333 shares of its common stock at a weighted average purchase price of $7.24, a discount compared to the then-current market price of the stock.

Collectively, through the first nine months of 2013, the Company repurchased approximately 7.3 million shares of its common stock at a weighted average purchase price of $4.46 per share, a significant discount to the then-current market price of its stock.

Cash Dividends

On August 27, 2013, the Company announced that its board of directors declared a cash dividend of $0.10 per share of common stock, which was paid on September 30, 2013, to shareholders of record on September 23, 2013. The $0.10 per share dividend included the expected $0.08 per share third-quarter dividend and an additional dividend of $0.02 per share. As previously announced, the board expects to declare a dividend of $0.08 per share in the fourth quarter of 2013. If declared and paid as intended, the annual dividend in 2013 would be $0.34 for each common share.

Financial Results Presentation

The Company will make available an audio recording of a presentation discussing its third quarter 2013 financial results on November 4, 2013, at approximately 5:00 pm Eastern. The presentation will be pre-recorded and there will be no opportunity for live questions. The audio recording will be available at www.universalinsuranceholdings.com until December 4, 2013.

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc., with its wholly-owned subsidiaries, is a vertically integrated insurance holding company performing all aspects of insurance underwriting, distribution and claims. Universal Property & Casualty Insurance Company (UPCIC), a wholly-owned subsidiary of the Company, is one of the leading writers of homeowners insurance in Florida and is now fully licensed and has commenced its operations in North Carolina, South Carolina, Hawaii, Georgia, Massachusetts and Maryland. American Platinum Property and Casualty Insurance Company (APPCIC), also a wholly-owned subsidiary, currently writes homeowners multi-peril insurance on Florida homes valued in excess of $1 million, which are limits and coverages currently not targeted through its affiliate UPCIC. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

Forward-Looking Statements and Risk Factors

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described and the Company undertakes no obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2012 and the Form 10-Q for the quarter ended September 30, 2013.

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,
	2013	2012
PREMIUMS EARNED AND OTHER REVENUES
Direct premiums written	$186,079	$192,986
Ceded premiums written	(124,961)	(132,776)

Net premiums written	61,118	60,210
Change in net unearned premium	7,809	(698)

Premiums earned, net	68,927	59,512
Net investment income (expense)	382	215
Net realized gains (losses) on investments	56	(3,142)
Net change in unrealized gains (losses) on investments	15	8,091
Commission revenue	4,180	4,822
Policy fees	3,231	3,461
Other revenue	1,577	1,578

Total premiums earned and other revenues	78,368	74,537

OPERATING COSTS AND EXPENSES
Losses and loss adjustment expenses	28,335	36,301
General and administrative expenses	24,920	24,262

Total operating costs and expenses	53,255	60,563

INCOME BEFORE INCOME TAXES	25,113	13,974
Income taxes, current	9,142	624
Income taxes, deferred	1,564	5,094

Income taxes, net	10,706	5,718

NET INCOME	$14,407	$8,256

Basic earnings per common share	$0.43	$0.21

Weighted average common shares outstanding - Basic	33,658	39,679

Fully diluted earnings per common share	$0.40	$0.20

Weighted average common shares outstanding - Diluted	35,611	40,450

Cash dividend declared per common share	$0.10	$0.08

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except per share data)

	Nine Months Ended September 30,
	2013	2012
PREMIUMS EARNED AND OTHER REVENUES
Direct premiums written	$610,164	$605,557
Ceded premiums written	(400,175)	(398,643)

Net premiums written	209,989	206,914
Change in net unearned premium	(8,787)	(43,068)

Premiums earned, net	201,202	163,846
Net investment income (expense)	530	163
Net realized gains (losses) on investments	(15,982)	(12,296)
Net change in unrealized gains (losses) on investments	7,912	11,490
Net foreign currency gains (losses) on investments	—	23
Commission revenue	14,437	15,494
Policy fees	10,737	11,434
Other revenue	4,743	4,558

Total premiums earned and other revenues	223,579	194,712

OPERATING COSTS AND EXPENSES
Losses and loss adjustment expenses	80,018	91,912
General and administrative expenses	68,998	59,605

Total operating costs and expenses	149,016	151,517

INCOME BEFORE INCOME TAXES	74,563	43,195
Income taxes, current	25,440	10,484
Income taxes, deferred	5,728	6,805

Income taxes, net	31,168	17,289

NET INCOME	$43,395	$25,906

Basic earnings per common share	$1.18	$0.65

Weighted average common shares outstanding - Basic	36,628	39,579

Fully diluted earnings per common share	$1.13	$0.64

Weighted average common shares outstanding - Diluted	38,352	40,458

Cash dividend declared per common share	$0.26	$0.26

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands, except per share data)

	As of
ASSETS	September 30, 2013	December 31, 2012
Cash and cash equivalents	$137,286	$347,392
Restricted cash and cash equivalents	2,600	33,009
Fixed maturities (trading), at fair value	—	4,009
Equity securities (trading), at fair value	—	85,041
Fixed maturities (available for sale), at fair value	298,504	—
Equity securities (available for sale), at fair value	70,862	—
Prepaid reinsurance premiums	250,506	239,921
Reinsurance recoverable	74,900	89,191
Reinsurance receivable, net	24,268	24,334
Premiums receivable, net	52,399	50,125
Receivable from securities sold	—	1,096
Other receivables	3,446	2,017
Property and equipment, net	9,300	8,968
Deferred policy acquisition costs, net	16,953	17,282
Income taxes recoverable	14,498	2,594
Deferred income tax asset, net	13,756	19,178
Other assets	3,066	1,578

Total assets	$972,344	$925,735

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Unpaid losses and loss adjustment expenses	$157,374	$193,241
Unearned premiums	407,443	388,071
Advance premium	23,692	15,022
Accounts payable	3,863	4,368
Bank overdraft	22,209	25,994
Payable for securities purchased	—	1,275
Reinsurance payable, net	118,573	85,259
Income taxes payable	1,450	699
Other liabilities and accrued expenses	33,982	28,071
Long-term debt	37,356	20,221

Total liabilities	805,942	762,221

STOCKHOLDERS’ EQUITY:
Cumulative convertible preferred stock, $.01 par value	1	1
Authorized shares -1,000
Issued shares - 64
Outstanding shares - 64
Minimum liquidation preference, $2.66 per share
Common stock, $.01 par value	434	419
Authorized shares - 55,000
Issued shares - 43,387 and 41,889
Outstanding shares -35,111 and 40,871
Treasury shares, at cost - 8,276 and 1,018	(35,467)	(3,101)
Additional paid-in capital	40,631	38,684
Accumulated other comprehensive income, net of taxes	(488)	—
Retained earnings	161,291	127,511

Total stockholders’ equity	166,402	163,514

Total liabilities and stockholders’ equity	$972,344	$925,735